Exhibit 97
BROOKDALE SENIOR LIVING INC.
CLAWBACK AND FORFEITURE POLICY

Purpose

Brookdale Senior Living Inc. (the “Company”) is committed to conducting business with integrity, in accordance with high ethical standards and in compliance with all applicable laws, rules and regulations, including those applicable to the presentation of the Company’s financial information to the public. As a result, the Board of Directors of the Company (the “Board”) has adopted this Clawback and Forfeiture Policy (this “Policy”), which provides for the potential recoupment and/or forfeiture or cancellation of certain officer incentive compensation as provided below. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual.

Administration

This Policy will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee may amend or terminate this Policy from time to time in its discretion, and may amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by the NYSE. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determination of the Committee shall be made in its discretion and shall be conclusive and binding on the Company and the applicable Covered Executive (as defined below). The determination of the Committee need not be uniform with respect to one or more Covered Executives.

Covered Executives; Compensation Covered

This Policy will cover the Company’s current and former executive officers as determined by the Board from time to time in accordance with the definition of executive officer set forth in Rule 10D-1 and Section 303A.14 of the NYSE Listed Company Manual (the “Covered Executives”). Each Covered Executive shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by the terms and comply with this Policy.

The Policy will apply to any compensation that is granted, earned or vested wholly or in part upon attainment of a Financial Reporting Measure (as defined below) (“Incentive-Based Compensation”); provided, however, that this Policy will not apply to other compensation paid, earned, vested or otherwise awarded to a Covered Executive, including, without limitation, base salary, stock options, time-based restricted stock, and time-based restricted stock units. The Policy applies to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”).

Accounting Restatement Trigger

Triggering Event

In the event that the Company is required to prepare an Accounting Restatement (as defined below), then the Company must recover, reasonably promptly, the Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to “—Recoupment of Erroneously Awarded Compensation” below, during the Applicable Period.

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Audit Committee concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

Recoupment of Erroneously Awarded Compensation

The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy, as determined by the Committee, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts in the Accounting Restatement; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE. Erroneously Awarded Compensation shall be computed by the Committee without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.

Method of Recoupment and/or Forfeiture

The Committee will determine, in its discretion, the timing and method for promptly recouping or cancelling, as the case may be, Erroneously Awarded Compensation hereunder, which method may include, without limitation, any one or more of the following:

•requiring reimbursement of cash or equity-based Incentive-Based Compensation previously paid;

•seeking recovery of gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;

•cancelling or rescinding some or all outstanding vested or unvested equity-based awards;

•adjusting or withholding from unpaid compensation or other set-off;

•forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder;

•cancelling or setting-off against planned future grants of equity-based awards; and/or

•any other method authorized by applicable law or contract.

Subject to compliance with any applicable law, the Committee may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.

The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

•the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Committee must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to NYSE; or

•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder.

Not Exclusive

Any recoupment, forfeiture, or cancellation under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to (1) the terms of any similar policy in any employment agreement, incentive or equity compensation plan or award or other agreement, (2) any other legal requirements, including, but not limited to, the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, and (3) any other legal rights or remedies available to the Company; provided, however, that amounts recouped, forfeited, or cancelled under this Policy shall not be subject to duplicate recovery.

No Indemnification

The Company will not indemnify or agree to indemnify any Covered Executive against the loss of any Incentive-Based Compensation recovered under this Policy.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Effective Date

The effective date of this Policy is October 2, 2023 (the “Effective Date”) and amends and restates the Clawback and Forfeiture Policy effective February 12, 2020. This Policy will apply to all Incentive-Based Compensation that is received by Covered Executives on or after the

Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted to, or paid to Covered Executives prior to the Effective Date.

Disclosure Requirements

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings. The Company will also publicly post a copy of this Policy on the Investor Relations portion of the Company’s website.

EXHIBIT A

BROOKDALE SENIOR LIVING INC.
CLAWBACK AND FORFEITURE POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Brookdale Senior Living Inc. (the “Company”) Clawback and Forfeiture Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

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Signature

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Print Name

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Date